CNA SURETY CORPORATION                           ANALYST CONTACT:
CNA Plaza                                        John Heneghan
Chicago  IL  60685                               312-822-1908
                                                 john.heneghan@cna.com

                                                 MEDIA CONTACT:
                                                 Doreen Lubeck
                                                 773-583-4331





               CNA SURETY ANNOUNCES STRONG QUARTERLY RESULTS ---
                          NET WRITTEN PREMIUMS UP 16%

CHICAGO, August 3, 1998 -- CNA Surety Corporation (NYSE:SUR) today reported strong underwriting results for the second quarter ended June 30, 1998 with a 16% increase in net written premiums and a 26% increase in underwriting income as compared to pro forma amounts for the comparable period in 1997. On a diluted basis, net income and operating earnings per share were 25 cents for the second quarter of 1998. Pro forma net income and operating earnings per share for the second quarter of 1997 were 17 cents and 16 cents, respectively (exclusive of estimated pro forma investment income of 6 cents). For the first half of 1998, net income and operating earnings per share were 48 cents. Pro forma net income and operating earnings per share for the first half of 1997 were 85 cents and 84 cents, respectively (exclusive of estimated pro forma net investment income of 11 cents). The 1997 six-month results include $38.7 million of favorable loss reserve development compared to $1.7 million in the first half of 1998.

     "We are quite pleased with the strong premium production experienced in the second quarter, particularly in light of continued competitive market conditions. Excluding assumed international surety and credit business, net written premiums of our core business grew 12% for the quarter and 9% for the first half of 1998," said Mark C. Vonnahme, president and chief executive officer of CNA Surety. "We believe that this strong growth in quarterly premiums and our continued positive new account activity reflect increased market acceptance of our strategy to provide our customers "one stop shopping" for their surety needs."

     Net written premiums for the second quarter of 1998 increased 16% to $73.1 million compared to the pro forma combined net written premiums of $63.0 million for the second quarter of 1997. Net written premiums for commercial surety increased $7.2 million, or 28%, for the quarter to $32.7 million,




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a third of which increase was due to the addition of approximately $2.5 million of international surety and credit business assumed under our reinsurance arrangement with CNA Reinsurance Company, Limited (London).

Net written premiums for contract surety increased 8% for the quarter to $35.1 million. Net written premiums for fidelity and other lines increased 8% for the quarter to $5.3 million. Net written premiums for the first half of 1998 increased 13% to $134.9 million with commercial surety and contract surety up 22% and 7%, respectively.

     Underwriting income for the second quarter increased $3.0 million, or 26%, to $15.0 million, reflecting a 7% increase in net earned premiums with virtually no increase in operating expenses. The Company's loss and combined ratios were 16.7% and 76.3%, respectively, for the second quarter of 1998 compared to the pro forma loss and combined ratios for the comparable 1997 quarter of 16.6% and 79.8%, respectively. The loss and combined ratios for the second quarter of 1998 and the pro forma second quarter of 1997 include favorable loss reserve development of $1.1 million and $1.8 million, respectively. The expense ratio decreased 3.6 percentage points to 59.6% in the second quarter of 1998 compared to the pro forma expense ratio of 63.2% in 1997.

     For the first half of 1998, underwriting income was $27.5 million compared to pro forma underwriting income of $58.1 in 1997. The loss and combined ratios were 17.9% and 77.5%, respectively, for the first half of 1998, compared to (14.4%) and 49.6%, respectively, on a pro forma basis for the same period in 1997. The loss and combined ratios for the first half of 1998 and the comparable pro forma period of 1997 include favorable loss reserve development of $1.7 million and $38.7 million, respectively.

     CNA Surety Corporation, through its principal subsidiaries, Western Surety Company and Universal Surety of America, provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. CNA is a registered service mark and trade name of CNA Financial Corporation.

                                    #  #  #

-- Chart Follows--
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



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CNA SURETY CORPORATION
Press Release Investor Data
{Amounts in thousands, except per share data}




                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                    JUNE 30,                      JUNE 30,
                                               --------------------          -------------------
                                                 1998        1997              1998      1997
                                               --------   ---------          --------  ---------
OPERATING RESULTS: (1)                                    (PRO FORMA)                  (PRO FORMA)
Gross written premiums                         $ 75,145    $ 66,291        $ 138,993   $ 126,070
                                               ========    ========        =========   =========

Net written premiums                           $ 73,109    $ 63,003        $ 134,945   $ 119,131
                                               ========    ========        =========   =========

Revenues:
 Net earned premiums                           $ 63,278    $ 59,117        $ 122,023   $ 115,242
 Net investment income (2)                        6,077       2,798           12,866       5,924
 Net investment gains                                44         549               44         636
                                               --------    --------        ---------   ---------
    Total revenues                               69,399      62,464          134,933     121,802
                                               --------    --------        ---------   ---------


Expenses:
Net losses and loss adjustment expenses          10,558       9,805           21,776     (16,579)
Net commissions, brokerage and
   other underwriting                            37,729      37,368           72,768      73,696
Interest expense                                  1,837       1,800            3,658       3,565
Amortization of intangible assets                 1,475       1,447            2,950       2,894
                                               --------    --------        ---------   ---------
    Total expenses                               51,599      50,420          101,152      63,576
                                               --------    --------        ---------   ---------

Income before income taxes                       17,800      12,044           33,781      58,226

Income taxes                                      6,643       4,644           12,809      21,415
                                               --------    --------        ---------   ---------

NET INCOME                                     $ 11,157    $  7,400        $  20,972   $  36,811
                                               ========    ========        =========   =========

Basic earnings per common share                $   0.25    $   0.17        $    0.48   $    0.85
                                               ========    ========        =========   =========

Diluted earnings per common share              $   0.25    $   0.17        $    0.48   $    0.85
                                               ========    ========        =========   =========

Basic weighted average shares outstanding        43,405      43,302           43,377      43,302
                                               --------    --------        ---------   ---------
Diluted weighted average shares outstanding      43,566      43,552           43,567      43,552
                                               --------    --------        ---------   ---------


DILUTED PER SHARE DATA:
Net income                                     $   0.25     $   0.17         $  0.48    $   0.85
Net investment gains                                --           .01              --         .01
                                               --------     --------         -------    --------
OPERATING EARNINGS                             $   0.25     $   0.16         $  0.48    $   0.84
                                               ========     ========         =======    ========



              See notes to Press Release Investor Data on page 4.




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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)




                                                         THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                              JUNE 30,                            JUNE 30,
                                                        --------------------                 ------------------
                                                       1998              1997              1998                 1997
                                                     --------         --------           -------              -------
                                                                      (PRO FORMA)                             (PRO FORMA)
UNDERWRITING RESULTS: (1)
Net written premiums:
 Contract                                          $  35,092        $    32,531       $   60,332            $    56,494
 Commercial                                           32,696             25,526           62,953                 51,739
 Fidelity and other                                    5,321              4,946           11,660                 10,898
                                                   ---------        -----------       ----------           ------------
                                                   $  73,109        $    63,003       $  134,945            $   119,131
                                                   =========        ===========       ==========           ============

Net earned premiums                                $  63,278        $    59,117       $  122,023            $   115,242
Net losses and loss adjustment expenses (3)           10,558              9,805           21,776                (16,579)
Net commissions, brokerage and other
     underwriting expenses                            37,729             37,368           72,768                 73,696
                                                   ---------        -----------       ----------           ------------
Underwriting income                                $  14,991        $    11,944       $   27,479            $    58,125
                                                   =========        ===========       ==========           ============

Loss ratio (3)                                          16.7%             16.6%             17.9%                 (14.4)%
Expense ratio                                           59.6               63.2             59.6                   64.0
                                                   ---------        -----------       ----------           ------------
Combined ratio (3)                                      76.3%             79.8%             77.5%                  49.6%
                                                   =========        ===========       ==========           ============


                                                                                       JUNE 30,            December 31,
CONSOLIDATED BALANCE SHEET DATA:                                                         1998                  1997
                                                                                    --------------         ------------

Invested assets and cash                                                               $438,945                $419,667
Intangible assets, net                                                                  159,012                 161,962
Total assets                                                                            766,118                 727,180

Insurance reserves                                                                      323,242                 304,217
Long-term debt                                                                          118,000                 118,000
Total stockholders' equity                                                              278,701                 256,732

Book value per share                                                                  $    6.41            $       5.93
                                                                                     ==========            ============

Outstanding shares                                                                       43,446                  43,320
                                                                                     ==========            ============


NOTES TO PRESS RELEASE INVESTOR DATA

   (1) Pro Forma operating and underwriting results include the surety business of CNA Financial Corporation subsidiaries, Western Surety Company and Universal Surety of America as if the businesses had been combined on January 1, 1996.

   (2) As more fully described in the Company's Securities and Exchange Commission filings, investment income for the three months ended June 30, 1997 excludes estimated pro forma investment income on merger related cash flows of $3,689 ($2,398 net of tax or $0.06 in pro forma earnings per share). For the six months ended June 30, 1997, investment income excludes pro forma investment income of $7,356 ($4,782 net of tax or $0.11 in pro forma earnings per share). The additional pro forma investment income is based on the assumption that merger related cash flows were invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%.

   (3) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $1,100 or 1.7% and $1,790 or 3.0% for three months ended June 30, 1998 and 1997 and $1,681 or 1.4 % and $38,690 or 33.6% for six months ended June 30, 1998 and 1997, respectively.